Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the 2020 Stock Incentive Plan, as amended, of AmpliTech Group, Inc. of our report dated March 31, 2023, with respect to the consolidated financial statements of AmpliTech Group, Inc. for the years ended December 31, 2022 and 2021, included in its Annual Report (Form 10-K) filed with the Securities and Exchange Commission. We also consent to the reference of our firm under the caption “Experts” in this registration statement.

/s/ Sadler, Gibb & Associates, LLC

Draper, UT

February 6, 2024